Exhibit 15-a

To the Directors and Shareholders of Morgan Stanley,
   Dean Witter, Discover & Co.:

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Dean Witter, Discover & Co. (renamed "Morgan Stanley, Dean Witter, Discover & Co." on May 31, 1997) and subsidiaries as of March 31, 1997 and for the three month periods ended March 31, 1997 and 1996, as indicated in our report dated April 30, 1997; because
we did not perform an audit, we expressed no opinion on that information.   We
are aware that our report, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-27881.

   We have also made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the supplemental unaudited interim consolidated financial information of Morgan Stanley, Dean Witter, Discover & Co. and subsidiaries as of first fiscal quarter end 1997 and for the first fiscal quarter 1997 and 1996, as indicated in our report dated May 31, 1997 (which makes reference to the review of Morgan Stanley Group Inc. by other auditors); because we did not perform an audit, we expressed no opinion on that information. We are aware that our report, which is included in your Current Report on Form 8-K filed on June 2, 1997, is incorporated by reference in this Amendment No. 1 to Registration
Statement No. 333-27881.

   We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

New York, New York
June 2, 1997